Callon Petroleum Company Announces Third Quarter 2014 Financial and Operating Results

NATCHEZ, Miss., Nov. 5, 2014 /PRNewswire/ -- Callon Petroleum Company (NYSE: CPE) ("Callon" or the "Company") today reported results of operations for the three and nine month periods ended September 30, 2014.

The Company highlighted financial and operating results for the third quarter of 2014:

  Net daily production of 5,641 barrels of oil equivalent per day ("BOE/d"), an increase of 30% over the first quarter of 2014, comprised of 82% oil volume
  Average realized price of $76.41 per barrel of oil equivalent ("BOE") produced with an associated operating margin of $60.00 per BOE, both excluding the impact of cash-settled derivatives
  Adjusted EBITDA and discretionary cash flow, non-GAAP financial measures, of $26.9 million and $23.0 million, respectively (See "Non-GAAP Financial Measures and Reconciliations" discussed below). Excluding asset retirement obligations related to certain divested offshore properties, discretionary cash flow was $24.8 million.
  Net income available to common shareholders of $0.23 per diluted share and adjusted income available to common shareholders ("Adjusted income"), a non-GAAP financial measure, of $0.06 per diluted share based on total average diluted shares outstanding of 44.2 million shares and an effective tax rate of 37%. Adjusted income excludes certain items that the Company believes affect the comparability of operating results, and are generally non-recurring items or items whose timing and/or amount cannot be reasonably estimated (See "Non-GAAP Financial Measures and Reconciliations" below).

Callon also highlighted recent operational activity and corporate developments (production data presented on a "two-stream" basis):

  Closing of the previously announced acquisition in the Central Midland Basin on October 8, 2014 and assumption of operatorship of the Casselman and Bohannon fields (the "Ca-Bo" operating area). Callon acquired additional working interests in October 2014 and its current working interest in the fields is 62.7%.
  Completion of term debt and common equity financings for a combined $429 million in gross proceeds, contributing to estimated total liquidity of approximately $235 million as of November 1, 2014
  Expansion of horizontal development to three zones at the East Bloxom field, with the Neal 658 LH targeting the Lower Wolfcamp B zone from a three-well pad which also included two Upper Wolfcamp B horizontal wells. The Neal 658 LH (7,099' completed lateral) produced at a peak 24-hour rate of 1,027 BOE/d (80% oil) after being placed on submersible pump, following the cumulative production of 36 thousand BOE under natural flowing pressure over the first 71 days of production.
  Expansion of horizontal development to three zones at the Garrison Draw field, with the University 26-35 #15 AH targeting the Wolfcamp A zone from a two-well pad which also included an Upper Wolfcamp B well. The Wolfcamp A (7,472' completed lateral) produced at a peak 24-rate of 1,449 BOE/d and an average 60-day rate of approximately 595 BOE/d (75% oil) on submersible pump.
  Progression of horizontal development of the Lower Spraberry shale, with two wells currently completing in Midland County and one well currently drilling in Upton County
  Average total completed well costs of approximately $900 per lateral foot for the latest 10 horizontal wells
  Increased fourth quarter 2014 production guidance with a midpoint of 7,400 BOE/d, of which approximately 68% oil and 64% of natural gas volumes are covered by swap contracts sold at an average of $93.58 per barrel of oil and $4.14 per million Btu, respectively.

Operating and Financial Results

Total Revenue. For the quarter ended September 30, 2014, Callon reported total revenues of $39.7 million, comprised of oil revenues of $36.3 million and natural gas revenues of $3.3 million. Average daily production for the quarter was 5,641 BOE/d compared to average daily production of 5,280 BOE/d in the second quarter of 2014. Average realized prices were $85.52 per barrel of oil and $5.86 per Mcf of natural gas in the third quarter of 2014, representing a weighted average of $76.41 per BOE produced.

Lease Operating Expenses, including workover expense ("LOE"). LOE for the three months ended September 30, 2014 was $12.08 per BOE, compared to LOE of $9.08 per BOE in the second quarter of 2014 and $10.68 per BOE for the nine months ended September 30, 2014. The increase in the third quarter was primarily related to elevated workover activity in association with the impact of horizontal well completion operations on surrounding producing wells in certain fields.

Production Taxes, including ad valorem taxes. Production taxes were $4.33 per BOE in the third quarter of 2014, representing approximately 5.7% of total revenue.

Depreciation, Depletion and Amortization ("DD&A"). DD&A for the three months ended September 30, 2014 was $31.05 per BOE compared to $24.96 per BOE in the second quarter of 2014, with the increase in per unit DD&A being attributable to an increased depreciable asset base (the "full cost pool") relative to estimated proved reserves and an immaterial prior period adjustment. During the quarter, the full cost pool was increased due to the inclusion of the carrying value of our Northern Midland acreage that was previously classified as unevaluated properties. DD&A for the nine months ended September 30, 2014 was $27.76 per BOE.

General and Administrative, net of amounts capitalized ("G&A"). G&A for the three months ended September 30, 2014 was $3.3 million compared to $9.6 million in the second quarter of 2014. The $6.3 million decrease primarily relates to a net decrease of $6.1 million in the mark-to-market valuation of performance-based phantom stock incentive awards period over period. G&A excluding certain non-recurring items and non-cash valuation adjustments ("Adjusted G&A", a non-GAAP measure) was $4.7 million, or $8.98 per BOE, for the current period and $4.9 million, or $10.25 per BOE, for the second quarter of 2014. Adjusted G&A for the third quarter of 2014 excludes the following items from reported G&A:

  $0.1 million in non-recurring, cash expense related to a withdrawn proxy contest
  $1.5 million in non-cash gain related to the mark-to-market adjustment of performance-based phantom stock incentive awards

Adjusted G&A for the third quarter of 2014 was comprised of $4.0 million of cash expenses and $0.7 million of non-cash expenses related to stock-based compensation and depreciation and amortization of corporate items. As a result, Adjusted G&A on a cash basis was $7.78 per BOE.

Interest Expense. Interest expense incurred during the three months ended September 30, 2014 increased to $2.2 million compared to $1.8 million in the second quarter of 2014, primarily due to the increase in the balance of our Second Lien Loan.

Income (Loss) Available to Common Shareholders. The Company reported net income available to common shareholders of $10.2 million in the third quarter of 2014 and Adjusted income, a non-GAAP measure, of $2.6 million, or $0.06 per diluted share, which excludes (net of tax effects): (a) $7.7 million in expenses related to the non-cash, mark-to-market valuation of the Company's derivative positions and phantom stock equity awards and (b) $0.1 million of non-recurring G&A expenses. The Company's effective tax rate for the third quarter was 37% representative of the statutory rate of 35% adjusted for non-deductible executive compensation expense and state income taxes.

For a definition of Adjusted income and a reconciliation of income (loss) available to common shareholders to Adjusted income, see "Non-GAAP Financial Measures and Reconciliations" below. Adjusting items to arrive at Adjusted income are reflected net of tax at the 35% statutory tax rate.

Discretionary Cash Flow. Discretionary cash flow, a non-GAAP measure, for the third quarter of 2014 was $23.0 million. The third quarter of 2014 included $1.8 million for retained asset retirement obligation expenditures related to Gulf of Mexico properties that were sold in the fourth quarter of 2013. Excluding this expenditure attributable to the sold properties, discretionary cash flow from continuing operations was $24.8 million or $0.56 per diluted share.

For a definition of discretionary cash flow and reconciliation to net cash flow provided from operating activities, see "Non-GAAP Financial and Reconciliations" below. No adjustments have been made to discretionary cash flow for non-recurring cash items, such as the asset retirement obligation expenditures described above.

Capital Expenditures

The following table summarizes the Company's drilling activity in the Permian Basin for the three months ended September 30, 2014:

	Drilled		Completed (a)		Awaiting Completion
	Gross	Net	Gross	Net	Gross	Net
Southern Midland Basin
Horizontal wells	4	3.5	6	5.3	2	2.0
Total	4	3.5	6	5.3	2	2.0

Central Midland Basin
Vertical wells	1	0.5	2	0.9	—	—
Horizontal wells	3	2.5	—	—	3	2.5
Total	4	3.0	2	0.9	3	2.5

Total vertical wells	1	0.5	2	0.9	—	—
Total horizontal wells	7	6.0	6	5.3	5	4.5

Total	8	6.5	8	6.2	5	4.5

Callon's total capital expenditures for the third quarter of 2014 are detailed below (in thousands):

Three Months Ended
September 30, 2014
Operational capital expenditures	$57,317
Capitalized G&A and interest	4,007
Total capital expenditures, excluding acquisitions	61,324

Acquisitions	250
Total capital expenditures	$61,574

Our base 2014 operational capital expenditure budget approximates $215 million, excluding acquisitions and capitalized G&A and interest. We currently forecast operational expenditures of $47.0 million for the fourth quarter of 2014, including plans to drill eight gross (6.5 net) and complete seven gross (6.1 net) horizontal wells. This planned level of activity would result in the drilling of 30 gross (26.3 net) horizontal and seven gross (4.2 net) vertical wells, and completion of 29 gross (27.3 net) horizontal and five gross (3.1 net) vertical wells for the 2014 fiscal year.

In addition, we currently plan to complete two gross (1.3 net) horizontal wells in the fourth quarter on our recently acquired properties in the Central Midland Basin. We forecast these completions will add approximately $5.5 million to our original base operational capital budget.

2014 Guidance

The following fourth quarter 2014 guidance reflects the closing of the Central Midland Basin acquisition on October 8, 2014. Full year guidance, previously provided on August 6, 2014, has been updated for actual results for 2014 to date.

	4th Quarter	Full Year

Total production (BOE/d)	7,300 - 7,500	5,400 - 5,600
% oil	76% - 78%	80% - 82%

Expenses (per BOE)
LOE, including workovers	$9.00 - $10.00	$9.50 - $10.00
Production taxes, including ad valorem	$4.00 - $4.75	$4.25 - $4.75
Adjusted G&A, including recurring cash and non-cash items (a)	$7.50 - $8.50	$9.00 - $10.00

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

Approximately 68% of oil and 64% of natural gas production volumes are hedged based on the midpoint of guidance for the fourth quarter of 2014. In addition, average daily volumes of approximately 3,015 BOE/d and 4,925 MMBtu/d are hedged for calendar year 2015.

Listed below are the outstanding hedges as of November 1, 2014 for the third quarter of 2014 and calendar year 2015.

	For the Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
Oil contracts	2014	2015	2015	2015	2015
Collar contracts combined with short
puts (three-way collar):
Volume (MBbls)	—	158	159	—	—
Price per Bbl
Ceiling (short call)	$—	$99.10	$99.10	$—	$—
Floor (long put)	$—	$90.00	$90.00	$—	$—
Short put	$—	$75.00	$75.00	$—	$—
Swap contracts:
Total volume (MBbls)	267	171	136	129	74
Weighted average price per Bbl	$93.66	$92.25	$92.18	$92.25	$92.20
Put spreads:
Volume (MBbls)	—	—	—	138	138
Long put price per Bbl	$—	$—	$—	$90.00	$90.00
Short put price per Bbl	$—	$—	$—	$75.00	$75.00
Swap contracts combined with short put:
Volume (MBbls)	92	—	—	—	—
Swap price per Bbl	$93.35	$—	$—	$—	$—
Short put price per Bbl	$70.00	$—	$—	$—	$—

	For the Three Months Ended
	December 31,	March 31,	June 30,	September 30,	December 31,
Natural gas contracts	2014	2015	2015	2015	2015
Collar contracts combined with short
puts (three-way collar):
Volume (BBtu)	—	248	227	207	161
Weighted average price per MMBtu
Ceiling (short call)	$—	$4.67	$4.32	$4.32	$4.32
Floor (long put)	$—	$4.00	$3.85	$3.85	$3.85
Short put	$—	$3.50	$3.25	$3.25	$3.25
Swap contracts:
Total volume (BBtu)	414	271	237	219	228
Weighted average price per MMBtu	$4.04	$3.97	$3.97	$3.97	$3.97
Call contracts:
Volume (BBtu)	115	—	—	—	—
Short call price per MMBtu (a)	$4.75	$—	$—	$—	$—
Long call price per MMBtu (a)	$4.75	$—	$—	$—	$—
Swap contracts combined with short calls:
Swap volume (BBtu)	184	—	—	—	—
Swap price per MMBtu	$4.25	$—	$—	$—	$—
Short call volume (BBtu)	—	108	109	110	111
Short call price per MMBtu	$—	$5.00	$5.00	$5.00	$5.00

(a)	Offsetting contracts.

Non-GAAP Financial Measures and Reconciliations

This news release refers to non-GAAP financial measures as "discretionary cash flow," "Adjusted income," "Adjusted G&A" and "Adjusted EBITDA." These measures, detailed below, are provided in addition to, and not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP (including the notes), included in our SEC filings and posted on our website.

  Callon believes that the non-GAAP measure of discretionary cash flow is useful as an indicator of an oil and gas exploration and production company's ability to internally fund exploration and development activities and to service or incur additional debt. The Company also has included this information because changes in operating assets and liabilities relate to the timing of cash receipts and disbursements which the company may not control and may not relate to the period in which the operating activities occurred.
  We believe that the non-GAAP measure of Adjusted income and Adjusted income per diluted share are useful to investors because they provide readers with a meaningful measure of our profitability before recording certain items whose timing or amount cannot be reasonably determined. These measures exclude the net of tax effects of certain non-recurring items and non-cash valuation adjustments, which are detailed in the reconciliation provided below. Prior to being tax-effected and excluded, the amounts reflected in the determination of Adjusted income and Adjusted income per diluted share below were computed in accordance with GAAP.
  Callon believes that the non-GAAP measure of Adjusted G&A is useful to investors because it provides readers with a meaningful measure of our recurring G&A expense and provides for greater comparability period-over-period. The table below details all adjustments to G&A on a GAAP basis to arrive at Adjusted G&A.
  We calculate Adjusted Earnings before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA") as Adjusted income plus interest expense, income tax expense (benefit) and depreciation, depletion and amortization expense. Adjusted EBITDA is not a measure of financial performance under GAAP. Accordingly, it should not be considered as a substitute for net income (loss), operating income (loss), cash flow provided by operating activities or other income or cash flow data prepared in accordance with GAAP. However, we believe that Adjusted EBITDA provides additional information with respect to our performance or ability to meet its future debt service, capital expenditures and working capital requirements. Because Adjusted EBITDA excludes some, but not all, items that affect net income (loss) and may vary among companies, the Adjusted EBITDA we present may not be comparable to similarly titled measures of other companies.

The following table reconciles net cash flow provided by operating activities to discretionary cash flow (in thousands) for the periods indicated:

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Discretionary cash flow (a)	$23,027	$23,543	19,150
Net working capital changes and other changes	(927)	(7,913)	(4,173)
Net cash flow provided by operating activities (a)	$22,100	$15,630	14,977

(a)

Includes $1,814, $1,443 and $86 of asset retirement obligations related to discontinued Gulf of Mexico operations in the three month periods ended September 30, 2014, June 30, 2014, and September 30, 2013, respectively.

The following tables reconcile income (loss) available to common stockholders to Adjusted income (in thousands; reconciling items are reflected net of tax):

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Income (loss) available to common stockholders	$10,227	$2,767	$(892)
Net loss (gain) on derivative contracts, net of settlements	(6,764)	1,975	1,984
Phantom stock mark-to-market, net of settlements	(974)	2,982	1,253
Withdrawn proxy contest expenses	65	85	—
Gain on early redemption of debt	—	(2,083)	—
Adjusted income	$2,555	$5,726	$2,345
Adjusted income per fully diluted common share	$0.06	$0.14	$0.06

The following tables reconcile net income (loss) to Adjusted EBITDA (in thousands) for the periods indicated:

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Net income	$12,201	$4,740	$1,082
Net loss (gain) on derivative contracts, net of settlements	(10,406)	3,039	3,052
Non-cash stock-based compensation expense	(1,031)	4,105	2,529
Gain on early redemption of debt	-	(3,205)	-
Withdrawn proxy contest expenses	100	130	-
Income tax expense	7,161	4,128	456
Interest expense	2,205	1,825	1,417
Depreciation, depletion and amortization	16,517	12,378	12,263
Accretion expense	202	173	458
Adjusted EBITDA	$26,949	$27,313	$21,257

The following tables reconcile total G&A to Adjusted G&A (in thousands) for the periods indicated:

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Total G&A	$3,261	$9,639	$5,826
Withdrawn proxy contest	(100)	(130)	-
Mark-to-market valuation adjustment of performance
-based phantom stock incentive awards	1,499	(4,587)	(1,928)
Adjusted G&A	$4,660	$4,922	$3,898

The following table presents summary information for the periods indicated, and are followed by the Company's financial statements.

	Three Months Ended
	September 30, 2014	June 30, 2014	September 30, 2013
Net production:
Oil (MBbls)	425	405	257
Natural gas (MMcf)	565	452	864
Total production (MBOE)	519	480	402
Average daily production (BOE/d)	5,641	5,280	4,418
% oil (BOE basis)	82%	84%	64%
Average realized sales price:
Oil (Bbl) (excluding impact of cash settled derivatives)	$85.52	$93.10	$105.11
Oil (Bbl) (including impact of cash settled derivatives)	84.35	89.24	102.71
Natural gas (Mcf) (excluding impact of cash settled derivatives)	$5.86	$6.17	$4.38
Natural gas (Mcf) (including impact of cash settled derivatives)	5.92	6.01	4.36
Total (BOE) (excluding impact of cash settled derivatives)	$76.41	$84.30	$76.61
Total (BOE) (including impact of cash settled derivatives)	75.52	80.95	75.03
Oil and natural gas revenues (in thousands):
Oil revenue	$36,346	$37,710	$27,014
Natural gas revenue	3,311	2,792	3,783
Total	$39,657	$40,502	$30,797
Additional per BOE data:
Sales price	$76.41	$84.30	$76.61
Lease operating expense	12.08	9.08	13.11
Production taxes	4.33	4.71	2.47
Operating margin	$60.00	$70.50	$61.03
Other expenses per BOE:
Depletion, depreciation and amortization	$31.05	$24.96	$29.62
Adjusted G&A (a)	8.98	10.25	9.70

(a)

Excludes certain non-recurring expenses and non-cash valuation adjustments. See the reconciliation provided within the Non-GAAP financial measures and reconciliations section of this press release for a reconciliation of G&A expense on a GAAP basis to Adjusted G&A expense.

Callon Petroleum Company
Consolidated Balance Sheets
(in thousands, except par and per share values and share data)

	September 30, 2014	December 31, 2013
ASSETS
Current assets:
Cash and cash equivalents	$7,193	$3,012
Accounts receivable	27,923	20,586
Deferred tax asset	3,321	3,843
Fair value of derivatives	4,842	60
Other current assets	1,260	2,063
Total current assets	44,539	29,564
Oil and natural gas properties, full cost accounting method:
Evaluated properties	1,894,803	1,701,577
Less accumulated depreciation, depletion and amortization	(1,460,271)	(1,420,612)
Net oil and natural gas properties	434,532	280,965
Unevaluated properties	40,445	43,222
Total oil and natural gas properties	474,977	324,187
Other property and equipment, net	7,033	7,255
Restricted investments	3,802	3,806
Deferred tax asset	45,952	57,765
Acquisition deposit	10,629	—
Other assets, net	5,294	1,376
Total assets	$592,226	$423,953
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$50,491	$53,464
Market-based restricted stock unit awards	5,668	4,173
Asset retirement obligations	5,138	4,120
Fair value of derivatives	465	1,036
Total current liabilities	61,762	62,793
13% senior notes:
Principal outstanding	—	48,481
Deferred credit, net of accumulated amortization of $0 and $26,239, respectively	—	5,267
Total 13% senior notes	—	53,748
Senior secured revolving credit facility	20,000	22,000
Secured second lien term loan	82,500	—
Asset retirement obligations	1,281	2,612
Market-based restricted stock unit awards	9,841	3,409
Other long-term liabilities	1,091	297
Total liabilities	176,475	144,859
Stockholders' equity:
Preferred stock, series A cumulative, $0.01 par value and $50.00 liquidation preference, 2,500,000 shares authorized: 1,578,948 and 1,578,948 shares outstanding, respectively	16	16
Common stock, $0.01 par value, 110,000,000 and 60,000,000 shares authorized; 55,218,827 and 40,345,456 shares outstanding, respectively	552	404
Capital in excess of par value	525,166	401,540
Accumulated deficit	(109,983)	(122,866)
Total stockholders' equity	415,751	279,094
Total liabilities and stockholders' equity	$592,226	$423,953

Callon Petroleum Company
Consolidated Statements of Operations
(in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Operating revenues:
Oil sales	$36,346	$27,014	$104,965	$65,615
Natural gas sales	3,311	3,783	8,479	10,483
Total operating revenues	39,657	30,797	113,444	76,098
Operating expenses:
Lease operating expenses	6,270	5,270	14,863	16,412
Production taxes	2,247	991	6,429	2,217
Depreciation, depletion and amortization	16,115	11,907	38,635	33,603
General and administrative	3,261	5,826	23,707	14,110
Accretion expense	202	458	603	1,556
Gain on sale of other property and equipment	—	—	(1,080)	—
Total operating expenses	28,095	24,452	83,157	67,898
Income from operations	11,562	6,345	30,287	8,200
Other (income) expenses:
Interest expense	2,205	1,417	5,007	4,469
Gain on early extinguishment of debt	—	—	(3,205)	—
(Gain) loss on derivative contracts	(9,944)	3,686	(2,746)	2,123
Other (income) expense	(61)	(279)	(203)	(368)
Total other (income) expenses	(7,800)	4,824	(1,147)	6,224
Income before income taxes	19,362	1,521	31,434	1,976
Income tax expense	7,161	456	12,630	950
Income before equity in earnings of Medusa Spar LLC	12,201	1,065	18,804	1,026
Equity from Medusa Spar LLC	—	17	—	14
Net income	12,201	1,082	18,804	1,040
Preferred stock dividends	(1,974)	(1,974)	(5,921)	(2,654)
Income (loss) available to common stockholders	$10,227	$(892)	$12,883	$(1,614)
Income (loss) per common share:
Basic	$0.24	$(0.02)	$0.31	$(0.04)
Diluted	$0.23	$(0.02)	$0.30	$(0.04)
Shares used in computing income (loss) per common share:
Basic	43,187	40,321	41,370	40,064
Diluted	44,211	40,321	42,510	40,064

Callon Petroleum Company
Consolidated Statements of Cash Flows
(in thousands)

	Nine Months Ended September 30,
	2014	2013
Cash flows from operating activities:
Net income	$18,804	$1,040
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation, depletion and amortization	39,493	34,668
Accretion expense	603	1,556
Amortization of non-cash debt related items	494	348
Amortization of deferred credit	(433)	(2,448)
Equity in earnings of Medusa Spar LLC	—	(14)
Deferred income tax expense	12,630	950
Net loss (gain) on derivatives, net of settlements	(5,728)	2,929
Gain on sale of other property and equipment	(1,080)	—
Non-cash gain on early debt extinguishment	(3,205)	—
Non-cash expense related to equity share-based awards	432	1,335
Change in the fair value of liability share-based awards	6,571	1,076
Payments to settle asset retirement obligations	(3,283)	(701)
Changes in current assets and liabilities:
Accounts receivable	(8,016)	(3,455)
Other current assets	802	(236)
Current liabilities	3,449	1,969
Payments to settle vested liability share-based awards	(3,469)	(239)
Change in other long-term liabilities	—	(258)
Change in other assets, net	(367)	(3,306)
Net cash provided by operating activities	57,697	35,214
Cash flows from investing activities:
Capital expenditures	(188,793)	(101,067)
Acquisition	—	(11,000)
Deposit on acquisition	(10,629)	—
Proceeds from sales of mineral interest and equipment	1,991	1,389
Distribution from Medusa Spar LLC	—	813
Net cash used in investing activities	(197,431)	(109,865)
Cash flows from financing activities:
Borrowings on debt	200,000	48,000
Payment of deferred financing costs	(3,068)	—
Payments on debt	(169,610)	(41,000)
Issuance of preferred stock	—	70,035
Issuance of common stock	122,514	—
Payment of preferred stock dividends	(5,921)	(2,654)
Net cash provided by financing activities	143,915	74,381
Net change in cash and cash equivalents	4,181	(270)
Balance, beginning of period	3,012	1,139
Balance, end of period	$7,193	$869

Earnings Call Information

The Company will host a conference call on Thursday, November 6, 2014 to discuss third quarter financial and operating results.

Please join Callon Petroleum Company via the Internet for a webcast of the conference call:

Date/Time:	Thursday, November 6, 2014, at 1:00 p.m. Central Time (2:00 p.m. Eastern Time)
Webcast:	Live webcast will be available at www.callon.com in the "Investors" section of the website.

Alternatively, you may join by telephone:

Toll Free:	1-877-870-4263
Canada Toll Free:	1-855-669-9657
International:	1-412-317-0790
Request to join:	Callon Petroleum Company call

An archive of the conference call webcast will also be available at www.callon.com in the "Investors" section of the website.

About Callon Petroleum

Callon is an independent energy company focused on the acquisition, development, exploration, and operation of oil and gas properties in the Permian Basin in West Texas.

This news release is posted on the Company's website at www.callon.com and will be archived there for subsequent review. It can be accessed from the "News Releases" link on the top of the homepage.

Cautionary Statement Regarding Forward Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements include all statements regarding wells anticipated to be drilled, future increases in production, the Company's 2014 guidance, capital budget, the implementation of the Company's business plans and strategy, as well as statements including the words "believe," "expect," "plans" and words of similar meaning. These statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur or that these projections will be achieved, and actual results could differ materially from those projected as a result of certain factors. Some of the factors which could affect our future results and could cause results to differ materially from those expressed in our forward-looking statements include the volatility of oil and gas prices, ability to drill and complete wells, operational, regulatory and environment risks, our ability to finance our activities and other risks more fully discussed in our filings with the Securities and Exchange Commission, including our Annual Reports on Form 10-K, available on our website or the SEC's website at www.sec.gov.

For further information contact:
Joe Gatto
Chief Financial Officer, Senior Vice President and Treasurer
1-800-451-1294